Exhibit 99.1
Mohawk Industries, Inc. Announces Third Quarter Earnings
CALHOUN, Ga., Nov. 4, 2010 /PRNewswire-FirstCall/ — Mohawk Industries, Inc. (NYSE: MHK) today announced 2010 third quarter net earnings of $51 million and diluted earnings per share (EPS) of $0.74 which included unusual items that were offsetting. For the third quarter of 2009, the net earnings were $34 million and EPS was $0.50. Excluding the 2009 unusual items, net earnings and EPS would have been $44 million and $0.64 per share. Net sales for the third quarter of 2010 were $1.3 billion which was a decrease of 5.3% versus 2009 net sales or 3.8% decrease with a constant exchange rate. We have a strong financial position with free cash flow of $87 million in the quarter and an improving net debt to EBITDA ratio of 2.0.
For the first nine months of 2010, our net earnings were $140 million and EPS was $2.03. Excluding unusual items, net earnings would have been $128 million and EPS would have been $1.86. In the first nine months of 2009, our net loss was $25 million and loss per share was $0.37. Excluding the 2009 unusual items, net earnings and EPS would have been $108 million and $1.57. Net sales for the first nine months of 2010 were $4.1 billion representing a 1.5% increase from 2009. On a constant exchange rate, constant days and excluding 2009 sales adjustments, net sales decreased 2.9%.
In commenting on the third quarter results, Jeffrey S. Lorberbaum, Chairman and CEO stated, “Our earnings were in line with our expectations though the industry slowdown continued into the third quarter. All of our businesses were impacted by soft industry conditions during the quarter. In response, we reduced our operating costs, implemented product promotions to drive sales, introduced new products to satisfy market changes and continued our international expansion strategies in Mexico, China and Russia. Our cost containment and restructuring initiatives resulted in the lowest SG&A expense in over twelve quarters. Liquidity remains strong with over $850 million available of which approximately $300 million will be used to retire our 2011 bonds.”
Our Mohawk segment made progress improving operating margins excluding restructuring charges, by 34%, however, some of the progress came at the expense of lower sales which were down 6%. The margins were benefited by price increases, product mix and productivity improvements. To improve our position, we have adjusted prices on specific products, initiated selected promotions and introduced additional polyester products which are gaining share. We are seeing higher demand levels in our commercial business as the remodeling markets improve. Commercial carpet tile is growing faster and we are expanding our tile assortment with new styling and broader price points. We are reducing our manufacturing and administrative costs, increasing service levels, improving quality and introducing innovative products.
Our Dal-Tile segment net sales were down 5% due to continued softness in the ceramic markets and the impact of lost production at our Monterrey, Mexico facility. We have announced a price increase for selective products to cover increased transportation costs beginning in November. We introduced more new products primarily focused on the residential remodeling with enhanced merchandising to maximize sales and minimize disruptions from our lost production. Commercial ceramic sales appear to have reached a cyclical bottom and the health care, education and institutional channels are outperforming. Our manufacturing team continues to implement cost savings by increasing production speeds, improving productivity and utilizing more local materials. A hurricane in July caused a flash flood which completely shut down our Monterrey, Mexico ceramic facility and it is currently operating at normal levels. The insurance claim for the damage and disruption was resolved during the quarter with proceeds compensating for damage, repair, lost sales and margin impact. During the period our ceramic investment in China was completed and we have begun developing new products for both the Chinese and American markets. A new site near Mexico City has been selected for a tile plant which will begin production of low to medium priced tile in 2012.
Our Unilin segment net sales decreased 2% as reported, but increased 6% using a constant exchange rate. Business in Europe improved while conditions remained difficult in the U.S. markets. Margins declined in the quarter as prices lagged material costs, U.S. sales slowed and maintenance expense increased. Our European sales improved in most markets and products except for roofing systems. Conditions in the U.S. remain weak and we are stimulating demand with promotions. We are broadening our distribution with Home Centers and National accounts by providing fashionable products. In Russia we are expanding our laminate customer base to support the new flooring plant which should be operational in mid 2011. Sales of our insulation boards are rising and we are increasing production to satisfy demand. The plants are improving productivity and reducing indirect expenses.
The third quarter sales demand and raw material trends are expected to continue through the fourth quarter. Next year, we anticipate increased sales growth, higher selling prices and margin improvement as we gain leverage from the changes we have implemented in the business. Our fourth quarter guidance for earnings is $0.53 to $0.63 per share. The fourth quarter of this year includes four fewer days in the period compared to last year.
Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, and rugs. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step. Mohawk’s unique merchandising and marketing assist our customers in creating the consumers’ dream. Mohawk provides a premium level of service with its own trucking fleet and local distribution.
Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy costs; timing and level of capital expenditures; integration of acquisitions; rationalization of operations; claims; litigation and other risks identified in Mohawk’s SEC reports and public announcements.
There will be a conference call Friday, November 5, 2010 at 11:00 AM Eastern Time.
The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 15970034. A conference call replay will also be available until November 19, 2010 by dialing 800-642-1687 for US/local calls and 706-645-9291 for International/Local calls and entering Conference ID # 15970034.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statement of Operations

	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share data)	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009

Net sales	$1,309,552	1,382,565	4,056,874	3,996,916
Cost of sales	964,620	1,013,106	2,995,940	3,106,380

Gross profit	344,932	369,459	1,060,934	890,536
Selling, general and administrative expenses	259,750	301,388	832,405	893,671

Operating income (loss)	85,182	68,071	228,529	(3,135)
Interest expense	30,046	32,318	102,985	92,504
Other income, net	(3,471)	(610)	(5,842)	(2,617)

Earnings (loss) before income taxes	58,607	36,363	131,386	(93,022)
Income tax expense (benefit)	7,513	2,015	(8,327)	(67,744)

Net earnings (loss)	$51,094	34,348	139,713	(25,278)

Basic earnings (loss) per share	$0.74	0.50	2.04	(0.37)

Weighted-average common shares outstanding — basic	68,593	68,456	68,567	68,446

Diluted earnings (loss) per share	$0.74	0.50	2.03	(0.37)

Weighted-average common shares outstanding — diluted	68,773	68,653	68,764	68,446

Other Financial Information
(Amounts in thousands)

Net cash provided by operating activities	$121,417	143,048	210,394	412,720

Depreciation and amortization	$72,956	76,435	222,251	221,177

Capital expenditures	$39,101	18,358	86,240	71,281

Consolidated Balance Sheet Data

(Amounts in thousands)	October 2, 2010	September 26, 2009

ASSETS
Current assets:
Cash and cash equivalents	$365,835	306,145
Receivables, net	697,491	832,105
Inventories	996,271	939,478
Prepaid expenses	87,208	117,367
Deferred income taxes and other current assets	147,397	164,016

Total current assets	2,294,202	2,359,111
Property, plant and equipment, net	1,680,541	1,841,779
Goodwill	1,389,057	1,424,391
Intangible assets, net	710,934	817,586
Deferred income taxes and other non-current assets	117,176	45,588

	$6,191,910	6,488,455

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$351,486	53,163
Accounts payable and accrued expenses	779,825	876,579

Total current liabilities	1,131,311	929,742
Long-term debt, less current portion	1,303,151	1,802,138
Deferred income taxes and other long-term liabilities	441,948	510,486

Total liabilities	2,876,410	3,242,366

Total equity	3,315,500	3,246,089

	$6,191,910	6,488,455

Segment Information

	As of or for the Three Months Ended		As of or for the Nine Months Ended
(Amounts in thousands)	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009

Net sales:
Mohawk	$713,481	755,904	2,177,646	2,118,025
Dal-Tile	345,074	361,590	1,050,088	1,096,772
Unilin	276,594	281,803	890,859	829,984
Intersegment sales	(25,597)	(16,732)	(61,719)	(47,865)

Consolidated net sales	$1,309,552	1,382,565	4,056,874	3,996,916

Operating income (loss):
Mohawk	$31,127	16,261	74,100	(142,234)
Dal-Tile	33,913	21,166	77,432	72,626
Unilin	24,640	34,929	93,434	80,622
Corporate and eliminations	(4,498)	(4,285)	(16,437)	(14,149)

Consolidated operating income (loss)	$85,182	68,071	228,529	(3,135)

Assets:
Mohawk			$1,652,737	1,697,334
Dal-Tile			1,677,957	1,622,502
Unilin			2,542,233	2,754,233
Corporate and eliminations			318,983	414,386

Consolidated assets			$6,191,910	6,488,455

Reconciliation of Net Earnings (Loss) to Adjusted Net Earnings and Adjusted Diluted Earnings Per Share

	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share data)	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009

Net earnings (loss)	$51,094	34,348	139,713	(25,278)
Unusual items:
Commercial carpet tile reserve	—	—	—	122,492
FIFO Inventory	—	—	—	61,794
Business restructurings	3,330	16,019	12,263	31,936
Debt extinguishment costs	—	—	7,514	—
Acquisition purchase accounting	1,713	—	1,713	—
U.S. customs refund	(5,765)	—	(5,765)	—
Discrete tax items, net	—	—	(24,407)	—
Income taxes	760	(6,167)	(2,999)	(83,004)

Adjusted net earnings	$51,132	44,200	128,032	107,940

Adjusted diluted earnings per share	$0.74	0.64	1.86	1.57
Weighted-average common shares outstanding — diluted	68,773	68,653	68,764	68,606
Reconciliation of Net Sales to Adjusted Net Sales

	Three Months Ended		Nine Months Ended
(Amounts in thousands)	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009

Net sales	$1,309,552	1,382,565	4,056,874	3,996,916
Adjustments to net sales
Commercial carpet tile reserve	—	—	—	110,224
Exchange rate	20,816	—	17,916	—
Additional shipping days	—	—	(88,638)	—

Adjusted net sales	$1,330,368	1,382,565	3,986,152	4,107,140

Reconciliation of Unilin Segment Net Sales to Adjusted Unilin Segment Net Sales

	Three Months Ended
(Amounts in thousands)	October 2, 2010	September 26, 2009

Net sales	$276,594	281,803
Adjustments to net sales
Exchange rate	21,960	—

Adjusted net sales	$298,554	281,803

Reconciliation of Operating Cash Flow to Free Cash Flow

Three Months Ended
(Amounts in thousands)	October 2, 2010

Net cash provided by operating activities	$121,417
Additions to property, plant and equipment	(39,101)
Proceeds from insurance claim	4,614

Free Cash Flow	$86,930

Reconciliation of Total Debt to Net Debt

Three Months Ended
(Amounts in thousands)	October 2, 2010

Current portion of long-term debt	$351,486
Long-term debt, less current portion	1,303,151
Less: Cash and cash equivalents	365,835

Net Debt	$1,288,802

Reconciliation of Operating Income to Adjusted EBITDA

					Trailing Twelve
	Three Months Ended				Months Ended
(Amounts in thousands)	December 31, 2009	April 3, 2010	July 3, 2010	October 2, 2010	October 2, 2010

Operating income	$46,865	53,621	89,726	85,182	275,394
Other income (expense)	(1,509)	3,799	(1,428)	3,471	4,333
Depreciation and amortization	81,827	76,798	72,497	72,956	304,078
Commercial carpet tile reserve	11,000	—	—	—	11,000
Business restructurings	29,787	4,004	4,929	3,330	42,050

Adjusted EBITDA	$167,970	138,222	165,724	164,939	636,855

Net Debt to Adjusted EBITDA					2.0

Reconciliation of Operating Income to Adjusted Operating Income

	Three Months Ended
(Amounts in thousands, except per share data)	October 2, 2010	September 26, 2009

Operating income	$85,182	68,071
Adjustments to operating income
Business restructurings	3,330	16,019

Adjusted operating income	$88,512	84,090

Adjusted operating margin	6.8%	6.1%

Mohawk segment
Operating income	$31,127	16,261
Adjustments to operating income
Business restructurings	1,292	7,896

Adjusted operating income	$32,419	24,157

Adjusted operating margin	4.5%	3.2%

Dal-Tile segment
Operating income	$33,913	21,166
Adjustments to operating income
Business restructurings	1,223	8,123

Adjusted operating income	$35,136	29,289

Adjusted operating margin	10.2%	8.1%

Unilin segment
Operating income	$24,640	34,929
Adjustments to operating income
Business restructurings	815	—

Adjusted operating income	$25,455	34,929

Adjusted operating margin	9.2%	12.4%
The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company’s business for planning and forecasting in subsequent periods.
CONTACT: Frank H. Boykin, Chief Financial Officer, +1-706-624-2695